Exhibit (a)(6)

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES AMENDMENT OF CASH

PURCHASE PRICE IN CONNECTION WITH THE TENDER OFFER FOR ITS 4.50%

CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

RADNOR, PA (BusinessWire) March 21, 2011 – Penn Virginia Corporation (NYSE: PVA) announced today that it has amended certain terms of its previously announced tender offer for any and all of its outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”). Among other things, PVA has amended the tender offer to increase the cash purchase price to $1,035.00 for each $1,000 principal amount of Convertible Notes that are validly tendered (and not validly withdrawn) prior to 12:00 midnight, New York City time, on Monday, April 4, 2011, unless the tender offer is extended or earlier terminated by PVA.

The terms and conditions of the tender offer, prior to the amendment described in this release, were set forth in PVA’s Offer to Purchase dated March 8, 2011 (the “Offer to Purchase”) and Letter of Transmittal, dated March 8, 2011 (the “Letter of Transmittal”), and the other related materials that PVA distributed to holders of the Convertible Notes, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to PVA’s Schedule TO on March 8, 2011 (the “Original Tender Offer Materials”). The Original Tender Offer Materials have been amended and supplemented by Amendment No. 1 to the Schedule TO, which was filed with the SEC on March 21, 2011 (the “Schedule TO Amendment”). The term “tender offer,” when used in this release, shall refer to the terms and conditions described in the Original Tender Offer Materials, as amended and supplemented by the Schedule TO Amendment and this release.

PVA has appointed J.P. Morgan Securities LLC to act as dealer manager for the tender offer and has retained Global Bondholder Services Corporation to serve as the information agent and the depositary.

Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at 800-261-5767 (U.S. toll free). Requests for documents may be directed to Global Bondholder Services Corporation at 866-540-1500 (U.S. toll free) or at 212-430-3774 (collect), or in writing to 65 Broadway, Suite 404, New York, NY 10006.

The tender offer is only being made pursuant to the terms of the Original Tender Offer Materials, as amended by the Schedule TO Amendment. This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including Texas, Appalachia, the Mid-Continent region and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com